Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8
(Form Type)

AlTi Global, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other (2)	9,010,000 shares	$3.86	$34,778,600	$0.00015310	$5,324.60
Total Offering Amounts					$34,778,600		$5,324.60
Total Fee Offsets							$0
Net Fee Due							$5,324.60
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which become issuable under the Registrant’s 2023 Stock Incentive Plan, as amended (the “2023 Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)
The price of $3.86 per share, which is the average of the high and low sale prices of the Class A Common Stock on the Nasdaq Capital Market on June 12, 2025, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act.